Exhibit 8.1

May 27, 2011

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Re:	Offer to Exchange Relating to the Outstanding 3.25% Convertible Subordinated Notes due 2026

Ladies and Gentlemen:

This opinion is addressed to Hutchinson Technology Incorporated (the “Company”) with respect to the Offer to Exchange Relating to the Outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Exchange Offer”) as described in the Registration Statement on Form S-4 (the “Registration Statement”) dated May 6, 2011. All capitalized terms used herein and not defined shall have the meanings ascribed to such items in the Registration Statement.

We have acted as special tax counsel to the Company in connection with the Exchange Offer as described in the Registration Statement. With respect thereto, we have examined such corporate records, certifications and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Based upon and subject to the foregoing, we advise you that in our opinion, the statements in the Registration Statement under the caption “Material United States Federal Income Tax Considerations,” insofar as such statements constitute a discussion of the United States federal tax laws or legal conclusions referred to therein, are accurate and fairly summarize in all material respects the United States federal tax laws and legal conclusions referred to therein.

The opinion herein expressed is limited to the specific issues addressed and laws existing on the date hereof. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.

This opinion may not be used or relied upon for any purpose whatsoever, other than in connection with the Exchange Offer described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Faegre & Benson LLP

Faegre & Benson LLP